Press Release	Source: XFormity Technologies, Inc.

XFormity and MenuLink Team up to Serve Taco Bell Franchisees
Friday January 28, 9:00 am ET

Demonstrate Microsoft Smarter Hospitality in Action

DALLAS & HUNTINGTON BEACH, Calif.-(BUSINESS WIRE)-Jan. 28, 2005-XFormity Technologies, Inc. (OTCBB:News) and MenuLink Computer Solutions, Inc. today announced a cross-licensing agreement whereby each company will integrate its primary product into a single suite of software for the restaurant industry. The first joint initiative is incorporating MenuLink's BOA.Net into XFormity's QSRx Suite to serve XFormity's customer base of Taco Bell franchisees, currently representing over 1,000 stores.

Also announced today, XFormity Technologies joins MenuLink in supporting Microsoft Smarter Hospitality, a comprehensive solutions framework designed to help lodging and foodservice organizations improve the way they interact with their guests, improve work-force productivity and streamline operations. By combining their standards-based software into a single suite of products that utilize the interoperability and integration advantages of the Microsoft .NET Framework, the companies now provide a complete and simplified solution for the restaurant industry including cash management, inventory, purchasing, and labor control through advanced back of house and business intelligence.

"MenuLink approached XFormity about working together on business intelligence," said Mark Haugejorde, President of XFormity. "With MenuLink's 9,000-store customer base representing over 300 restaurant brands, XFormity's opportunity is exciting. What we quickly came to understand was how MenuLink achieved its enviable status in the industry - and that BOA.Net is also ideally suited for our client needs."

Terri Williams, Executive Vice President of MenuLink, said, "We're very impressed with the performance of XFormity's QSRx Business Intelligence. Their advanced architecture lends itself to flexibility and scalability, and with both of our products developed on the Microsoft .NET Framework, the ability to meet growing customer requirements is evident. Each company focuses on its core competencies, necessary for any successful partnership."

"The collaboration between XFormity and MenuLink is exactly what the Smarter Hospitality vision is all about," said Brian Scott, General Manager for the Retail & Hospitality Industry Unit at Microsoft Corporation. "We're excited to see companies with industry expertise and innovative solutions come together to deliver outstanding value and dramatically improve the way they operate and interact with their customers."

About XFormity Technologies

XFormity Technologies, Inc., designs and implements superior data solutions for large and mid-size clients, with a focus in the Quick Service Restaurant industry. The Company, along with its strategic partner SEI, is able to rapidly roll out flexible, extensible solutions to offer an immediate ROI to the customer. More information about XFormity (OTC Bulletin Board: XFMY - News) is available at www.xformity.com.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of XFormity Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by XFormity Technologies, Inc. with the Securities and Exchange Commission.

About MenuLink Computer Solutions

MenuLink Computer Solutions, Inc., founded in 1994, designs, develops and markets back office software products for the hospitality industry. MenuLink offers a full-featured line of back office software that interfaces with most major POS systems and accounting, payroll and human resources packages for quick and full service restaurants. MenuLink products are used in a wide range of restaurants including quick serve, table service, fast casual and clubs. MenuLink products help control food and labor costs to increase their bottom line profits.

About Microsoft Smarter Hospitality

Microsoft Smarter Hospitality is a comprehensive solutions framework for enabling the next generation of hospitality innovation. Consisting of Smarter Guest Experience, Smarter Service and Smarter Operations, Smarter Hospitality leverages current IT investments and the familiar technologies in the guests or employees hands, to create more engaging and empowering guest experiences, while laying the groundwork for future innovations. More information can be found at www.microsoft.com/smarthospitality.

Product or service names mentioned herein are the trademarks of their respective owners.

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Contact:
      XFormity Technologies, Inc.
      Mark Haugejorde, 972-661-1200
      or
      MenuLink Computer Solutions, Inc.
      Terri Williams, 714-934-6368
      terriw@menulink.net
      Website: www.menulink.net